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                                      EXHIBIT 6.


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                         ROBERTSON STEPHENS INVESTMENT TRUST

                                DISTRIBUTION AGREEMENT


    This Distribution Agreement is entered into as of September 30, 1997 by and between ROBERTSON STEPHENS INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and EDGEWOOD SERVICES, INC., a New York corporation ("Edgewood").

    WHEREAS, the Trust and Edgewood are desirous of entering into an agreement providing for the distribution by Edgewood of shares of beneficial interest ("shares") of each of the series (each, a "Fund") of the Trust;

    NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Trust hereby appoints Edgewood as a distributor of shares of each of the Funds, and Edgewood hereby accepts such appointment, all as set forth below:

    1. RESERVATION OF RIGHT NOT TO SELL. The Trust reserves the right to refuse at any time or times to sell any of its shares hereunder for any reason.

    2. PAYMENTS TO EDGEWOOD. In connection with the distribution of shares of a Fund, Edgewood will be entitled to receive: (a) payments pursuant to any Distribution Plan from time to time in effect in respect of such Fund or any particular class of shares of such Fund, as determined by the Board of Trustees of the Trust, (b) any contingent deferred sales charges applicable to the redemption of shares of such Fund or of any particular class of shares of such Fund, determined in the manner set forth in the then current Prospectus and Statement of Additional Information of such Fund, and (c) subject to the provisions of Section 3 below, any front-end sales charges applicable to the sale of shares of such Fund or of any particular class of shares of such Fund, less any applicable dealer discount.

    3. SERVICES TO BE PROVIDED BY EDGEWOOD; SALES OF SHARES TO EDGEWOOD AND SALES BY EDGEWOOD. Edgewood will provide general sales and distribution services in respect of the shares of the Funds, including without limitation reviewing advertising and sales literature and filing such advertising and sales literature with appropriate regulatory authorities, monitoring the Trust's continuing compliance with all applicable state securities and Blue Sky laws, preparing reports to the officers and Trustees of the Trust in respect of the distribution of the Funds' shares, performing internal audit examinations related to the distribution function (the scope and timing of such examinations to be as determined from time to time by the officers of the Trust and Edgewood), and providing such other services as are customarily provided by the principal underwriter and distributor for an open-end investment company, subject in each case to such instructions or guidelines as may be specified by the Trustees or officers of the Trust from time to time.


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    Edgewood will have the right, as principal, to purchase shares from a Fund at their net asset value and to sell such shares to investment dealers or the public against orders therefor (a) at the public offering price (calculated as described below) less a discount determined by Edgewood, which discount shall not exceed the amount of the maximum sales charge permitted under applicable law, or (b) at net asset value, in each case as provided in the current Prospectus and Statement of Additional Information relating to such shares.
Upon receipt of an order to purchase shares from an investment dealer with whom Edgewood has a sales contract, Edgewood will promptly fill such order. The public offering price of a class of shares of a Fund shall be the net asset value of such shares then in effect, plus any applicable front-end sales charge determined in the manner set forth in the then current Prospectus and Statement of Additional Information relating to such shares or as permitted by the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The net asset value of the shares shall be determined in the manner provided in the Agreement and Declaration of Trust of the Trust as then amended and when determined shall be applicable to transactions as provided for in the then current Prospectus and Statement of Additional Information relating to such shares.

    Edgewood will also have the right, as principal, to sell shares otherwise subject to a front-end sales charge or a contingent deferred sales charge not subject to such a sales charge to such persons as may be approved by the Board of Trustees of the Trust, all such sales to comply with the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

    Upon receipt of registration instructions in proper form and payment for shares, Edgewood will transmit such instructions to the Trust or its agent for registration of the shares purchased.

    On every sale the Trust shall receive the applicable net asset value of the shares. The net asset value of the shares of any class shall be determined in the manner provided in the Agreement and Declaration of Trust of the Trust as then amended and when determined shall be applicable to transactions as provided for in the then current Prospectus and Statement of Additional Information relating to such shares.

    4. SALES OF SHARES BY THE TRUST. The Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split and to sell shares to its shareholders or to other persons at not less than net asset value.

    5. REPURCHASE OF SHARES. Edgewood will act as agent for the Trust in connection with the repurchase of shares of the various Funds by the Trust upon the terms and conditions set forth in a then current Prospectus and Statement of Additional Information relating to such shares.


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    6.   BASIS OF PURCHASES AND SALES OF SHARES.  Edgewood will use its best efforts to place shares sold by it on an investment basis. Edgewood does not agree to sell any specific number of shares. Shares will be sold by Edgewood only against orders therefor. Edgewood will not purchase shares from anyone other than the Trust except in accordance with Section 5, and will not take "long" or "short" positions in shares contrary to the Agreement and Declaration of Trust of the Trust.

    7.   RULES OF NASD, ETC.  Edgewood will conform to the Rules of the
National Association of Securities Dealers, Inc. and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. Edgewood also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

    8. EDGEWOOD INDEPENDENT CONTRACTOR. Edgewood shall be an independent contractor, and neither Edgewood nor any of its officers or employees, as such, is or shall be an employee of the Trust. Edgewood is responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. Edgewood assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

    Edgewood will maintain at its own expense insurance against public liability in such an amount as the Board of Trustees of the Trust may from time to time reasonably request.

    9. EXPENSES. Edgewood will pay all of its own expenses in performing its obligations hereunder.

    10. INDEMNIFICATION OF TRUST. Edgewood agrees to indemnify and hold harmless the Trust and each person who has been, is, or may hereafter be a Trustee, officer, or employee of the Trust against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit, or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of Edgewood or any agent or employee of Edgewood or any other person for whose acts Edgewood is responsible or is alleged to be responsible unless such misrepresentation or omission was made in reliance upon written information furnished to Edgewood by the Trust. Edgewood agrees likewise to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit, or proceeding which arises out of or is alleged to arise out of Edgewood's breach of this Agreement, gross negligence, or reckless disregard of its duties. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with Edgewood's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person may be entitled as a matter of law.


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    11.  ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.
This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment be approved either by action of the Board of Trustees of the Trust or at a meeting of the shareholders of the affected Fund or Funds by the affirmative vote of a majority of the outstanding shares of such Fund or Funds, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of Edgewood by vote cast in person at a meeting called for the purpose of voting on such approval.

    12. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT. This Agreement shall take effect upon the date first above written and shall remain in full force and effect continuously (unless terminated automatically as set forth in Section 11) until terminated in respect of any Fund or Funds:

         (a) Either by the Trust or Edgewood by not more than sixty (60) days nor less than ten (10) days written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

         (b) If the continuance of the Agreement after September 30, 1999 is not specifically approved at least annually by the Board of Trustees of the Trust or the shareholders of the affected Fund or Funds by the affirmative vote of a majority of the outstanding shares of the affected Fund or Funds, and by a majority of the Trustees of the Trust who are not interested persons of the Trust or of Edgewood by vote cast in person at a meeting called for the purpose of voting on such approval.

    Action by the Trust or any Fund under (a) above may be taken either (i) by vote of the Board of Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the Trust or the affected Fund or Funds. The requirement under (b) above that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

    Termination of this Agreement pursuant to this Section 12 shall be without the payment of any penalty.

    13. CERTAIN DEFINITIONS. For purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" of the Trust or a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Trust or the Fund, as the case may be, (a) of the holders of 67% or more of the shares of the Trust or the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or the Fund entitled to vote at such meeting, whichever is less.


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    For the purposes of the Agreement, the terms "interested person" and
"assignment" shall have the meanings defined in the Investment Company Act of 1940, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

    A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Trust.

    IN WITNESS WHEREOF, each of ROBERTSON STEPHENS INVESTMENT TRUST and EDGEWOOD SERVICES, INC. has caused this Distribution Agreement to be signed in duplicate in its behalf, as of the day and year first above written.

                             ROBERTSON STEPHENS INVESTMENT
                             TRUST



                             By  /s/ Terry R. Otton
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                             EDGEWOOD SERVICES, INC.



                             By  /s/ Thomas P. Sholes
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